EXHIBIT 4.17

                                      YORK

                                  MEDICAL INC.

YORK MEDICAL INC.
5045 Orbitor Drive                                             November 23, 1995
Bldg. 11, Suite 400     CBQYM INC.
L4W 4Y4                 5045 Orbitor Drive
                        Building 11, Suite 400

Tel:  (905) 629-9761  Mississauga, Ontario L4W 4Y4
Fax:  (905) 629-4959
Internet:  yorkmed@astral.magic.ca  Dear Sirs:

                              We  refer  to  the   assignment   and   assumption
                        agreement dated as of November 22, 1995 among CBQYM INC. and York Medical Inc. ("YMI") pursuant to which YMI assigned to CBQYM INC. all of YMI's right, title and interest in and to the Licensing Agreement (as defined therein).

                              YMI agrees to conduct or arrange  for the  conduct
                        of the appropriate studies and clinical trials of the products and processes to which CBQYM INC. was assigned rights under the Licence Agreement, and to pay, or cause to be paid, the cost of any such studies and trial so conducted, subject to reimbursement by CBQYM INC. as described below. YMI shall, in agreement with CBQYM INC., determine the nature and protocol of any study or trial so conducted. Notwithstanding the foregoing, YMI shall have no obligation to conduct or arrange for the conduct of any study or trial where such study or trial would be commercially or scientifically unreasonable in the circumstances, as determined by YMI in its sole discretion. In addition, YMI shall pay the initial organizational expenses and the administrative expenses of CBQYM INC. which expenses shall constitute expenses to be included in the calculation of the "Net Revenues" described in the Licence Agreement between CBQYM INC. and YMI.

                                                Yours very truly,
                                                York Medical Inc

                                                by:
                                                    ------------------------
                                                    David G.P. Allan
                                                    Chairman

Accepted and agreed to as of November 23, 1994.

                                CBQYM INC.



                                by:
                                   --------------------------------------



                                by:
                                   --------------------------------------
                                   on behalf of YMI's Nominee
                                   duly authorized to sign

                                by:
                                   --------------------------------------
                                   on behalf of CIMAB S.A's Nominee
                                   duly authorized to sign